                                                                   EXHIBIT 10.07
                                  LEASE BINDER

LANDLORD:          GLM-Highland Building Limited Partnership, a Virginia
                   Limited Partnership

TENANT:            Strayer College, Inc., a Maryland corporation

PROPERTY:          An office building located at 903 South Highland Street,
                   Arlington, Virginia





1. Agreement of Lease between Landlord and Tenant, dated October 1, 1991, together with the following exhibits:

         Exhibit A:          Outline of Premises
         Exhibit B:          Tenant and Building Alterations
         Exhibit C:          Rules and Regulations

2. Non-Disturbance and Attornment Agreement, dated as of December 27, 1991, between Tenant and General Electric Capital Corporation.

                            HIGHLAND OFFICE BUILDING

                                LEASE AGREEMENT
                                    BETWEEN

                 GLM-Highland Office Building Associates, L.P.

                                       BY

                       GLM Development Corporation, G.P.

                                    Landlord

                                      AND

                         Strayer College, Inc. , Tenant

                            DATED: October 1, 1991


                               TABLE OF CONTENTS

    ARTICLE                                                                                                       PAGE
    -------                                                                                                       ----
1.     Premises; Remeasurement; Proportionate Share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
2.     Term   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
3.     Rent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
4.     Cost of Living Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
5.     Use of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
6.     Assignment and Subletting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
7.     Maintenance of the Building and Premises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
8.     Refurbishment of Premises; Tenant Alterations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
9.     Signs; Furnishings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
10.    Tenant's Equipment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
11.    Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
12.    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
13.    Services and Utilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
14.    Liability of Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
15.    Rules and Regulations; Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
16.    Damage; Condemnation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
17.    Bankruptcy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
18.    Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
19.    Holding Over   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
20.    Security Deposit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
21.    Covenants of Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
22.    Parking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
23.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
24.    Consent of Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
25.    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
26.    Options to Extend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
27.    Landlord's Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

Exhibit A (Outline of Premises)
Exhibit B (Tenant and Building Alterations)
Exhibit C (Rules and Regulations)

                               AGREEMENT OF LEASE

    THIS AGREEMENT OF LEASE ("Lease") is made this 1 day of October, 1991, by
(i) GLM-HIGHLAND BUILDING LIMITED PARTNERSHIP, a Virginia limited partnership (hereinafter referred to as "Landlord"), and (ii) STRAYER COLLEGE, INC. , a Maryland corporation (hereinafter referred to as "Tenant").

                                    RECITALS

    A. Landlord is the owner of (i) an office building located at 901 South Highland Street, Arlington, Virginia (hereinafter referred to as "901 Building"), (ii) an office building located at 903 South Highland Street, Arlington, Virginia (hereinafter referred to as "903 Building"), and (iii) a common parking garage (hereinafter referred to as the "Garage") consisting of eight (8) parking levels and attached to the 901 Building. The 901 Building, 903 Building and Garage are hereinafter collectively referred to as the "Building".

    B. Tenant desires to lease space in the 903 Building, and Landlord is willing to lease Tenant space in the 903 Building, upon the terms, conditions, covenants and agreements set forth herein.

    NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.


1.  Premises; Remeasurement; Proportionate Share

    A. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and upon the terms, conditions, covenants and agreements hereinafter provided, the premises (the "Premises") shown on the attached Exhibit A. The Premises consist of a portion of the first floor and all of the second, third and fourth floors of the 903 Building. The Premises contain 26,500 rentable square feet (the "Rentable Area"). The lease of the Premises includes the right, together with other tenants of the Building and their invitees, to use the common public areas of the Building, but includes no other rights not specifically set forth herein.

    B. Prior to the Lease Commencement Date, Landlord's architect shall certify to Tenant the rentable area contained in the Building and the Premises as determined in accordance with the standard method of measurement of the Washington D.C. Association of Realtors (formerly, Washington Board of Realtors). If either the Rentable Area or the rentable area of the Building is misstated in this Lease, the parties, by letter agreement, shall restate correctly the Rentable Area and the rentable area of the Building and, if necessary, reestablish any "Basic Rent" (as defined in Section 3 below) or additional rent calculated using such rentable areas.

    C. Tenant's "Proportionate Share" shall be an amount equal to the Rentable Area divided by the rentable square feet contained in the Building, as certified by Landlord's architect. If the Rentable Area or the rentable area of the Building changes during the Term, following Tenant's receipt of a certificate from

Landlord's architect as to such change, the parties shall execute a letter agreement reestablishing the Basic Rent and Tenant's Proportionate Share.

2.  Term

    A. Except as provided in Section 26, the term of this Lease (hereinafter referred to as the "Term") shall be for a period commencing on April 1, 1992 (the "Lease Commencement Date") and expiring at midnight on March 31, 2002 (the "Lease Expiration Date").

    B. The first "Lease Year" during the Term shall be the period commencing on the Lease Commencement Date and ending on the last day of the month that completes twelve (12) full calendar months after the Lease Commencement Date. Each subsequent "Lease Year" shall commence on the day immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months.

3. Rent

    A. Tenant shall pay, as rent for the Premises, the following amounts (each of which amounts shall be considered "Rent" and all of which, unless the context requires otherwise, are collectively referred to herein as "Rent"):

          (i)  Basic Rent

               (a) Basic Rent for each Lease Year shall be an amount equal to the product obtained by multiplying the Rentable Area by the "Rent per Square Foot" (as hereinafter defined) for such Lease Year. The Rent per Square Foot for the first Lease Year shall be Thirteen and 50/100 Dollars ($13.50). For each Lease Year thereafter during the Term, the Rent per Square Foot shall be an amount equal to one hundred two percent (102%) of the Rent per Square Foot for the immediately preceding Lease Year.

               (b) Basic Rent shall be paid, in advance, on or before the first day of each month during the Term. Basic Rent shall be made payable to Landlord at the office of Landlord, or such other party or at such other address as Landlord may designate from time to time by written notice to Tenant. If the Lease Commencement Date is a date other than the first day of a month, Basic Rent from the Lease Commencement Date until the first day of the following month shall be prorated at the rate of one thirtieth (1/30th) of the monthly installment of Basic Rent for each day.

          (ii) Increases in Real Estate Taxes

               (a) Commencing January 1, 1993, Tenant, for each tax year or part thereof that coincides with the Term, shall pay to Landlord, as additional rent, Tenant's Proportionate Share of any increase in "Real Estate Taxes" (as hereinafter defined) for such tax year over the Real Estate Taxes for the "Base Tax Year" (as defined below). For the purposes of this Section 3.A(ii) the term "Base Tax Year" is hereby defined to mean calendar year

1992, and the term "Real Estate Taxes" for each tax year is hereby defined to mean the total amount of all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter assessed, levied or imposed upon the Building and the land on which the Building is situated (the "Land") for such year, together with any tax in the nature of real estate tax, any ad valorem tax or any tax on Rent imposed in lieu of or in addition to real estate taxes and assessments, and any taxes and assessments that may hereafter be substituted for Real Estate Taxes. "Real Estate Taxes" shall not include any gift, inheritance, estate, income, net profit, franchise, corporate, capital gains, income or unincorporated business tax or levy, or any recordation or transfer tax payable in connection with the transfer of the Building or any part thereof or any financing secured by the Building or any part thereof.

               (b) In the event that the method currently used by Arlington County for the computation of the assessed market value of the Building and/or the Land is discontinued or revised, the determination of the increase in Real Estate Taxes under this Section 3.A(ii) shall thereafter be made according to a formula and procedure that most nearly approximates the method of determination hereinabove set forth.

               (c) Commencing with the second Lease Year, Landlord shall submit to Tenant a statement of Landlord's good faith estimate and a description of how said estimate is determined, of the increase in the Real Estate Taxes for the current tax year over the Real Estate Taxes for the Base Tax Year, and within thirty (30) days after delivery of such statement, Tenant shall begin paying to Landlord, as additional rent, due and payable on the first day of each month, an amount equal to one-twelfth (1/12th) of the amount determined to be Tenant's Proportionate Share of such increase in Real Estate Taxes. Within ninety (90) days after the expiration of each tax year in which Tenant's Proportionate Share of Real Estate Taxes is increased pursuant to this
Section 3.A(ii), Landlord shall submit a statement showing the determination of the total increase in Real Estate Taxes for such tax year over the Base Tax Year and Tenant's Proportionate Share of such increase. Landlord shall also supply at this time a copy of real estate tax bills. If such statement shows that Tenant's monthly payments pursuant to this Section 3.A(ii) exceeded Tenant's share of the actual increase in Real Estate Taxes for the preceding tax year, then Tenant may deduct such overpayment from its next payment or payments of monthly rent. If such statement shows that Tenant's share of the actual increase in Real Estate Taxes exceeded Tenant's monthly payments for the preceding tax year, then Tenant shall pay the total amount of such deficiency to Landlord with the next payment of Tenant's Proportionate Share of Real Estate Taxes payable hereunder after receipt of the statement.

               (d) Since the Lease Year in which Tenant's obligation to pay Real Estate Taxes begins and the last Lease Year of the Term, as the same may be extended pursuant to Section 26, will not coincide with the tax year, Tenant's Proportionate Share of Real Estate Taxes during such Lease Years shall be determined by calculating Tenant's Proportionate Share for the full tax year then multiplying the resulting amount by a fraction, the numerator of which shall be the number of days in the tax years that coincide with such Lease Years, and the denominator of which shall be 365. Following the end of the tax year in which the Term expires, Landlord shall render a statement as provided under this Section 3.A(ii)(d). If Tenant's payment as aforesaid was less than the amount shown in such statement, Tenant shall pay to Landlord within thirty (30) days after demand therefor, the difference between the amount previously paid and the amount shown in such statement. If Tenant's previous payment exceeded the amount shown in such statement, Landlord shall promptly refund to Tenant such excess payment.

          (iii)           Increase in Operating Charges

               (a) Commencing January 1, 1993, Tenant shall pay Landlord, as additional rent, Tenant's Proportionate Share of "Operating Increases" (as hereinafter defined) for each calendar year during the Term.
As used in this Lease, "Operating Increases" shall mean the difference between the "Operating Charges" (as defined in the next sentence) for a particular calendar year during the Term (starting with calendar year 1993) and the Operating Charges for the first Lease Year (the "Base Year"). The "Operating Charges" for the Base Year or any calendar year are hereby defined as the sum of the following reasonable costs and expenses for the Building: (i) gas, electricity, water, sewer, and other utility charges (including surcharges) of whatever nature, (ii) insurance premiums, (iii) Building personnel costs, including, but not limited to, salaries, wages, fringe benefits and other direct and indirect costs of engineers, superintendents, watchmen, porters and any other Building personnel below the grade of property manager, (iv) costs of service and maintenance contracts for Building equipment, including, but not limited to, chillers, boilers, controls, elevators, mail chute, windows, security services, and management fees, (v) any other costs and expenses (other than items that are capital improvements) incurred by Landlord in operating the Building, and (vi) the cost of any additional services not provided to the Building at the Lease Commencement Date but thereafter provided by Landlord in the prudent management of the Building. The management fee referred to in the preceding sentence shall be limited to four percent (4%) of the gross basic rent actually received from tenants in the Building during each calendar year. If any equipment used at the Building or services rendered at the Building are also used or rendered at other properties owned or managed by Landlord, the cost of such equipment and services shall be equitably apportioned among such properties and only the portion attributable to the Building shall be included within Operating Charges. Operating Charges shall not include (i) principal or interest payments on any mortgages, (ii) ground rent, (iii) leasing commissions, (iv) advertising or promotional expenses incurred to publicize the Building for leasing purposes, (v) deductions for depreciation or amortization of the Building or any part thereof, (vi) capital improvements to the Building (except that, to the extent such improvements result in savings in the Operating Charges, the resulting savings shall be included in Operating Charges), (vii) costs and expenses paid directly by Tenant or any other tenant of the Building or reimbursable to Landlord under any warranty, lease, contract, or insurance policy, (viii) legal fees incurred in connection with negotiating or drafting leases or enforcing Landlord's rights thereunder, (ix) accounting fees other than fees incurred in connection with preparing an annual budget and conducting an annual audit, (x) late charges imposed on Landlord or its management company, (xi) the cost of char or other cleaning services other than services provided to the common areas of the Building, (xii) overhead and profit increments, including any fees (other than the management fee provided for above) paid to an individual or entity related to Landlord for services to the Building if such fees exceed the fair market cost of the services rendered,
(xiii) general administrative expenses that would not be chargeable to operating expenses of the Building in accordance with generally accepted accounting principles, (xiv) the cost of services that are not available to Tenant without additional charge but that are provided to other tenants or occupants, or (xv) costs, fines or penalties incurred in connection with any violation of any law or regulation applicable to the Building, including, without limitation, the cost of correcting any present violation and of complying with future laws or regulations relating to the life safety systems and handicapped access features of the Building or concerning asbestos or hazardous or toxic waste or materials.

               (b) In the event that, for any calendar year during the Term, the average occupancy rate of the Building is less than ninety-five percent (95%), then, for purposes of calculating Operating Increases, the Operating Expenses for such calendar year shall be increased by the additional costs and expenses that Landlord reasonably estimates would have been incurred if during such calendar year the average occupancy rate had been ninety-five percent (95%). It is not the intent of this provision, commonly referred to as a "gross up" clause, to permit Landlord to charge Tenant for any Operating Expenses attributable to unoccupied space, or to seek reimbursement from Tenant for costs the Landlord never incurred. Rather, the intent of this provision is to allow Landlord to recover only those increases in Operating Expenses properly attributable to the occupied space in the Building, and this provision is thus designed to calculate the actual cost of providing variable Operating Expense services (i.e., Operating Expenses that are affected by variations in occupancy levels, such as utility service) to the rentable area of the Building receiving such service.

               (c) Landlord represents to Tenant that, as of October 1, 1991, approximately eleven percent (11%) of the Building is leased or set aside for leasing to retail tenants and that such tenants are currently treated as office tenants for purposes of calculating operating expense increases. If, during the Term, the portion of the Building rented for retail use exceeds eleven percent (11%) of the Building, Landlord shall separately meter the portion of the Building rented for retail use that exceeds eleven (11) percent of the Building.

               (d) Commencing January 1, 1993, Landlord shall submit to Tenant a statement of Landlord's estimate, determined in good faith, of the increase of the Operating Charges, and within thirty (30) days after the delivery of such statement, Tenant shall begin paying to Landlord, as additional rent, due and payable on the first day of each month, an amount equal to one-twelfth (1/12th) of the amount determined to be Tenant's

Proportionate Share of the increase in the Operating Charges. Landlord's statement shall include a description of how such estimate was determined. On or before March 31, 1994, and on or before every March 31st thereafter during the Term, Landlord shall submit a statement showing the determination of the Operating Charges for the immediately preceding calendar year and Tenant's Proportionate Share of Operating Increases. If such statement shows that Tenant's monthly payments pursuant to this Section 3.A(iii) exceeded Tenant's Proportionate Share of the actual Operating Increases for the preceding calendar year, then Tenant may deduct such overpayment from its next payment or payments of Basic Rent and additional rent. If such statement shows that Tenant's share of the actual increase in Operating Charges exceeded Tenant's monthly payments for the preceding calendar year, then Tenant shall pay the total amount of such deficiency to Landlord with the next payment of Tenant's Proportionate Share of Operating Increases due after receipt of the statement.

               (e) Tenant shall have the right, upon ten (10) days written' notice to Landlord, to inspect and examine the books, records and computations of Landlord relative to the Operating Increases. Landlord shall retain such books, records and computations for at least two (2) years following the period to which they relate. If any such examination uncovers an overstatement of Tenant's Proportionate Share of Operating Increases, Landlord shall promptly refund such overstatement. If the overstatement exceeds five percent (5%) of Tenant's Proportionate Share of Operating Increases, Landlord shall reimburse Tenant for the reasonable cost of Tenant's examination.

               (f) Since the Lease Year in which Tenant's obligation to pay Operating Increases begins and the last Lease Year of the Term, as it may be extended pursuant to Section 26, will not coincide with the calendar year, Operating Increases to be paid by Tenant during such Lease Years shall be determined by calculating Tenant's Proportionate Share for the full calendar year then multiplying the resulting amount by a fraction, the numerator of which shall be the number of days in the calendar years that coincide with such Lease Years, and the denominator of which shall be 365. Within ninety (90) days after the end of the calendar year in which the Term expires, Landlord shall render a statement to Tenant as provided in this Section 3.A(iii). If Tenant's payment as aforesaid was less than the amount shown in such statement, Tenant shall pay to Landlord within thirty (30) days after demand therefor, the difference between the amount previously paid and the amount shown in such statement. If Tenant's previous payment exceeded the amount shown in such statement, Landlord shall promptly refund to Tenant such excess payment.

    B .   Rent shall be paid to Landlord without demand and without deduction, set-off or counterclaim on the first (1st) day of each month during the Term. If Landlord shall at any time or times accept Rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord's rights hereunder.

4.  Cost of Living Adjustment

    [INTENTIONALLY DELETED.]

5.  Use of Premises

    Tenant will use and occupy the Premises solely for a college, including a book store and a student lounge, and for the administrative, storage and other operational needs of such college, and for general office and business uses, all in accordance with the uses permitted under applicable zoning and other municipal regulations. Without the prior written consent of Landlord, the Premises will not be used for any other purpose. Tenant will not use or occupy the Premises for any unlawful purpose and will comply with all present and future laws, ordinances, regulations and orders of the United States of America, any state, county, and local authority, and any other public or quasi-public authority having jurisdiction over the Premises. Landlord shall obtain the initial certificate of occupancy for the Premises prior to the Lease Commencement Date. Tenant shall cooperate with Landlord as necessary to obtain the certificate of occupancy. Tenant represents and warrants to Landlord that Tenant has entered into this Lease entirely for the use set forth in this
Section 5 and that it shall not use the Premises for any residential purpose.

6.  Assignment and Subletting

    A.    Landlord's Prior Consent Required

          (i) Tenant and Tenant's representatives, successors and assigns will not directly or indirectly assign, transfer, mortgage or otherwise encumber this Lease or sublet or lease (or permit the occupancy or use of) the Premises, or any part thereof, without obtaining the prior written consent of Landlord. Except as set forth in this Section 6, no assignment or transfer of this Lease or the right of occupancy hereunder may be effected by operation of law or otherwise without the prior written consent of Landlord. The transfer of a majority of the issued and outstanding capital stock of any corporate tenant of this Lease or a majority of the total interest in any partnership tenant, however accomplished and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease.

          (ii) Notwithstanding anything to the contrary set forth in the preceding paragraph, provided Tenant remains liable under this Lease, without Landlord's consent (A) Tenant may assign this Lease to a subsidiary of Tenant or in connection with a merger, consolidation or the sale of all or substantially all of Tenant's assets, or (B) Ron K. Bailey may assign all or any portion of its interest in Tenant to the members of his immediate family or to a trust for his benefit or the benefit of one or more members of his immediate family.

    B.    Qualifications of Subtenant.

          (i) Subject to the provisions of Section 6.A hereof, Landlord shall not unreasonably withhold or delay its consent hereunder to any sublease by Tenant, provided that all of the following conditions are met:

               (a) Tenant must first notify Landlord, in writing, of any proposed sublease, at least fifteen (15) days prior to the effective date of such proposed sublease. The notice to Landlord must include a copy of the proposed sublease and a copy of the proposed subtenant's most recent financial statement, if available;

               (b) The subtenant must have a credit rating reasonably satisfactory to Landlord;

               (c) The proposed use of the Premises must not, in Landlord's reasonable opinion, conflict with the reputation of the Building on the effective date of the sublease; and

               (d) The sublease must (1) be expressly subject and subordinate to this Lease, (2) require that any subtenant must comply with and abide by all of the terms of this Lease, and (3) provide that any termination of this Lease shall extinguish the sublease.

    C.    Landlord's Right of First Refusal.

          [INTENTIONALLY DELETED.]

    D.    No Waiver or Release

          The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from its obligations under this Lease or as relieving Tenant from obtaining the consent in writing of Landlord to any further assignment or subletting. The acceptance of rent from any assignee or subtenant shall not constitute a waiver or release of Tenant from its obligations under this Lease.


7.  Maintenance of the Building and Premises

    A.    Obligations of Landlord and Tenant

          (i) Landlord shall repair, maintain, clean, replace and redecorate as necessary the exterior and interior of the Building (other than the interior of the Premises) and all building systems (including the systems serving the Premises) so that the exterior and interior of the Building (including the common areas of the Building) are clean and in good order and repair at all times during the Term. Landlord shall also maintain all structural walls, columns or other structural components located in the Premises. All repairs, maintenance, replacements and redecorating required by Landlord shall be undertaken as soon as commercially reasonable after Landlord is aware of the need for such repair, maintenance, replacement or redecoration and shall thereafter be diligently prosecuted to completion. Nothing contained in the preceding sentence shall make Landlord's obligations to maintain the Building contingent on Tenant informing Landlord of the need for repairs, maintenance, replacements or redecoration.

          (ii) Subject to Section 7.A(i) above, Tenant will keep the interior of the Premises and the fixtures and equipment therein in good order and repair and shall suffer neither waste nor injury thereto. At the expiration or other termination of the Term, Tenant shall surrender the Premises broom-clean and in good order and repair, ordinary wear and tear excepted.

    B.    Damage to Premises or Building

          If the Premises or the Building is damaged by the negligent act or willful misconduct of Tenant, or its agents, contractors, invitees, or licensees, Tenant, following written notice from Landlord, shall repair such damage at its expense. If Tenant has not repaired such damage after notice as set forth in the preceding sentence and the expiration of such time as is reasonable under the circumstances, Landlord may repair such damage and seek reimbursement from Tenant for its reasonable costs incurred in repairing such damage. Notwithstanding the foregoing, if the damage caused by Tenant is covered by insurance that Landlord carries or is required to carry under this Lease, Landlord shall not seek reimbursement from Tenant with respect to such damage.

    C.    Notice of Defective Condition

          Tenant shall give Landlord prompt notice if any plumbing or heating system or any electrical line located in, servicing or passing through the Premises needs repairing or replacing, provided Tenant, but not Landlord, has actual knowledge of the need for a repair or replacement. Nothing contained in the preceding sentence shall make Landlord's obligation to repair or replace such system or line contingent on Tenant informing Landlord of the need for repairs or replacements. Following such notice, Landlord shall make the repair or replacement with due diligence. Except as specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord making or failing to make any repairs, alterations, additions, or improvements in or to the Building or the Premises or in or to the fixtures, appurtenances or equipment thereof.

    D.    Tenant's Rights re Interrupted Services

          If Landlord fails to perform any maintenance or to make any repair or replacement that Landlord is required to perform or make under this Section 7 and such failure deprives Tenant of the use of all or any portion of the Premises for three (3) or more consecutive days, then, from the date Tenant is unable to use all or a portion of the Premises until such time as the entire Premises are available for Tenant's use, Rent shall be abated by the percentage of the Premises that Tenant is unable to use as a result of such failure.

8.  Refurbishment of Premises; Tenant Alterations

    A.    Refurbishment of Premises

    Prior to the Lease Commencement Date, Landlord shall perform the work described on the attached Exhibit B to Tenant's reasonable satisfaction. Since the refurbishment of the Building will take place after this Lease is fully executed and before the Lease Commencement Date, and Tenant, under its current lease with Landlord, will be operating its business at the Premises during such time, Landlord shall use reasonable commercial efforts not to disrupt Tenant's operations at the Premises during the refurbishment of the Building.

    B.    Tenant Allowance

    Upon execution of this Lease, Landlord will provide Tenant with the cash allowance described on Exhibit B.

    C.    Alterations

          (i) Except as set forth herein, Tenant will not make or permit anyone to make any alterations, fixed decorations, additions or improvements, structural or otherwise, to the Premises, including, but not limited to, wall-to-wall or attached carpeting, attached light fixtures, computer air-conditioning equipment and flooring, kitchen equipment attached to the plumbing of the Building or showers (hereinafter referred to as the "Alterations"), in or to the Premises or the Building, without the prior written consent of Landlord. Notwithstanding anything to the contrary contained in the preceding sentence, Tenant, without Landlord's consent, may make interior, nonstructural Alterations costing no more than Fifty Thousand and No/100 Dollars ($50,000.00) in any one instance. All such Alterations must conform to all rules and regulations established from time to time by the Underwriters Association of Arlington, Virginia and to all applicable requirements of the federal, Commonwealth of Virginia and Arlington County governments. Tenant shall obtain lien waivers from the suppliers of all materials or services performed or supplied in connection with the Alterations.

          (ii) If any mechanics' or materialmen's lien is filed against the Premises, the Building and/or the Land, for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, within twenty (20) days thereafter, at Tenant's sole cost and expense, such lien shall be discharged or a bond posted with respect thereto. If Tenant shall fail to discharge or bond against any such mechanics' or materialmen's lien within twenty (20) days, Landlord may, at its option, discharge the same and treat the cost thereof as additional rent, payable with the monthly installment of Rent next becoming due. It is understood and agreed that in the event Landlord shall give its written consent to Tenant's making any such Alterations, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Building or the Land to any mechanics' or materialmen's liens that may be filed in respect of any such Alterations made by or on behalf of Tenant.

    C.    Indemnification

          Tenant will indemnify and hold Landlord harmless from and against any and all expenses, liens, claims or damages to person or property that may arise directly or indirectly by reason of the making of any such Alterations. If any such Alteration is made without the prior written consent of Landlord, except as provided in Section 8.B above, Landlord may correct or remove the same and Tenant shall be liable for any and all reasonable expenses incurred by Landlord in the performance of this work. All Alterations in or to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term in good order and repair, ordinary wear and tear excepted. If such property of Tenant is not removed by Tenant within three (3) days after the termination of this Lease, the same shall become the property of Landlord and shall be surrendered with the Premises as part thereof.

9.  Signs; Furnishings

    A.    Signs

          Tenant shall maintain Tenant's existing sign on the exterior of the building in good order and repair. If Tenant determines from time to time during the Term that its exterior sign should be replaced, Tenant may replace the sign at Tenant's expense with Landlord's prior approval, which approval shall not be unreasonably withheld. If any sign, advertisement or notice which can be seen outside of the Premises (other than the exterior sign) is exhibited by Tenant, without Landlord's consent, Landlord shall have the right to remove the same and Tenant shall be liable for any and all reasonable expenses incurred by Landlord in said removal.

    B.    Furnishings

          Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into, in or out of the Premises, shall be repaired by and at the sole cost of Tenant. Tenant agrees promptly to remove from the sidewalks adjacent to the Building any of Tenant's furniture, equipment or other material there delivered or deposited.

10. Tenant's Equipment

    Landlord hereby approves Tenant's existing electrical equipment and machinery. Tenant shall not install or operate in the Premises any electrically-operated equipment or machinery (other than electric typewriters, word processors, computers and ancillary equipment, telecopiers, residential-sized refrigerators, microwaves, vending machines, adding machines, radios, televisions, clocks, copying machines and recording equipment) of any kind or nature whatsoever that will or may reasonably be anticipated to necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system of the Premises or the Building without first obtaining the prior written consent of Landlord. If Tenant installs any business machine or mechanical equipment that causes excessive noise or vibration to be transmitted to the structure of the Building or to any space therein to such a degree as to be reasonably objectionable to any tenant in the Building, Tenant, at Tenant's expense, shall take commercially reasonable steps to reduce such vibration or noise.

11. Inspection

    Provided Landlord has given Tenant reasonable advance notice (except in an emergency when notice will not be required), Tenant will permit Landlord, or its agents or other representatives, to enter the Premises, without charge therefor to Landlord and without diminution of the Rent payable by Tenant, to examine, inspect and protect the Premises and the 903 Building and to make such reasonable repairs as Landlord is required to make under this Lease, or to exhibit the same to prospective tenants during the last one hundred eighty
(180) days of the Term. Any inspection under this Section that is not an emergency shall be during Tenant's ordinary business hours, Monday through Friday, 9:00 a.m.- 6:00 p.m. Landlord shall use reasonable commercial efforts to minimize any disruption to Tenant's operations caused by Landlord's presence in the Premises.

12.  Insurance

    A.    Insurance Rating

          Tenant will not conduct or permit to be conducted, any activity, or place any equipment in or about the Premises or the Building that may reasonably be expected to invalidate the insurance coverage in effect or increase the rate of fire insurance or other hazard insurance on the Building. If any invalidation of coverage or increase in the rate of "all risk" insurance is stated by Landlord's insurance company to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord thereof upon demand and any such sum shall be considered additional rent payable with the monthly installment of Rent next becoming due. Landlord represents and warrants to Tenant that the use of the Premises set forth in Section 5 above will not invalidate Landlords' insurance or increase Landlord's insurance premiums.

    B.    Required Insurance

          (i) Tenant shall carry commercial general liability insurance in a company or companies licensed to do business in the Commonwealth of Virginia and reasonably approved by Landlord. Said insurance shall be in the amount of One Million and No/100 Dollars ($1,000,000.00) and shall name Landlord as an additional insured, as its interest may appear. Landlord shall carry "all risk" insurance insuring the full replacement value of the Building (excluding excavations and foundations). If required by Landlord, receipts evidencing payment for said insurance shall be delivered to Landlord at least annually by Tenant and each policy shall contain an endorsement that will prohibit its cancellation prior to the expiration of fifteen (15) days after notice of such proposed cancellation to Landlord.

          (ii) Notwithstanding anything to the contrary set forth elsewhere in this Lease, neither party shall be liable to the other or to any insurer (by way of subrogation or otherwise) for any loss or damage, even though such loss or damage may have been occasioned by the negligence of such party, if such loss was covered by an insurance policy containing an endorsement to the effect that any such release by the insured shall not adversely affect the insured's right to recover for such loss, and that the insurer waives its right of subrogation.

13. Services and Utilities

    A. Landlord will furnish air-conditioning during the season of the year when air-conditioning is reasonably required and heat during the season of the year when heat is reasonably necessary sufficient (together, "HVAC") to meet Tenant's reasonable needs. Landlord will provide Tenant HVAC so that the temperature in the Premises does not exceed seventy-five degrees (75 degrees) Fahrenheit with fifty percent (50%) relative humidity in the summer and is not lower than sixty-eight degrees (68 degrees) Fahrenheit in the winter during Tenant's hours of operation (as defined in Section 13.D below). During the Term, Landlord, at its expense and subject to the conditions set forth herein, shall maintain a service contract for the HVAC system with Harvey W. Hottel, Inc. ("Hottel"). Landlord shall be required to maintain a service contract with Hottel only so long as, in Landlord's reasonable opinion, (i) Hottel is maintaining the HVAC system in a first-class manner, and (ii) the cost of Hottel's services is commercially reasonable when compared to similar maintenance contracts available to Landlord from reputable and qualified servicers of commercial HVAC systems in Northern Virginia. If Landlord ceases to maintain a service contract with Hottel based on the criteria set forth in the preceding sentence, Landlord thereafter shall maintain an HVAC service contract with a reputable and qualified servicer of commercial HVAC systems. Landlord will provide electricity, water and sewer sufficient for Tenant's reasonable needs. Landlord shall provide at least one (1) automatically operated elevator twenty-four (24) hours a day, seven (7) days a week throughout the Term. It is understood and agreed that Landlord shall not be liable for failure to furnish, or for delay, suspension or reduction in furnishing, any of the utilities or services required to be furnished by Landlord hereunder if such failure, delay, suspension or reduction is caused by breakdown, maintenance, repairs, strikes, scarcity of labor or materials, acts of God, Landlord's compliance with governmental regulation, legislation, or judicial or administrative orders, or from any other cause whatsoever beyond Landlord's reasonable control, which causes shall not include the failure or inability to pay money; provided, however that Landlord shall, in the event of a breakdown or a reduction in services or utilities, use reasonable diligence to restore such utilities and services. Notwithstanding anything to the contrary set forth in the preceding sentence, if any services or utilities that Landlord is required by this Lease to provide are disrupted or reduced for any reason for three (3) or more consecutive days and such disruption or reduction deprives Tenant of the use of all or any portion of the Premises, then, from the date of such disruption or reduction until such time as the entire Premises are available for Tenant's use, Rent shall be abated according to the percentage of the Premises that Tenant is unable to use as a result of such disruption or reduction.

    B. For purposes of this Section, Tenant's hours of operation shall be Monday through Saturday from 7:00 a.m. to 10:30 p.m. Landlord shall provide Tenant with after-hours HVAC service (i.e., service during hours other than Tenant's hours of operation) at no charge. Tenant will provide Landlord with at least twenty-four (24) hours advance notice of its need for after-hours HVAC service. Tenant shall use reasonable commercial efforts to conserve on utility costs for the Premises by engaging in prudent energy management measures.

14. Liability of Landlord

    A.    Liability

          (i) Except as otherwise set forth in this Lease, Landlord shall not be liable to Tenant for any damage, compensation or claim arising from the necessity of repairing any portion of the Premises or the Building, the interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons whatsoever) of elevators or heating, cooling, electrical or plumbing equipment or apparatus, or the termination of this Lease by reason of the destruction of the Premises, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing work in the Building, or from any other cause whatsoever, or for any personal injury arising from the use, occupancy and condition of the Premises, unless any of the foregoing is caused by the negligence of Landlord or its agents, employees or contractors, or a willful act or failure to act on the part of Landlord or its agents, employees or contractors. Tenant shall not be entitled to any abatement or diminution of Rent as a result of any of the foregoing occurrences, unless any of the foregoing is caused by the negligence of Landlord or its agents, employees or contractors or a willful act or failure to act on the part of Landlord or its agents, employees or contractors. Any goods, property or personal effects of Tenant stored or placed in or about the Premises or the Building shall be at its risk, and Landlord shall not in any manner be held responsible therefor, unless due to negligence of Landlord or its agents, employees or contractors, or a willful act or failure to act by Landlord or its agents, employees or contractors. The employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building by or for Tenant, and if any such employee receives any such package or articles, such employee shall be the agent of Tenant for such purposes and not of

Landlord. Tenant acknowledges that Landlord will not carry insurance on Tenant's furniture, furnishings, fixtures and equipment.

          (ii) Except for damages resulting from the negligence or willful misconduct of Tenant or Tenant's invitees, Tenant shall not be liable to Landlord, its employees, agents or other invitees for any damage, compensation, claim or expense arising from (i) damage or loss to the property of Landlord or others located anywhere in the Building (other than the Premises), or (ii) death, accident or injury to persons occurring anywhere in the Building (other than the Premises).

        (iii) Notwithstanding anything to the contrary in this Lease, neither party shall be liable to the other for any loss or damage to property that is either covered by insurance or that such party is required to insure under this Lease. The parties shall look to their respective property damage or business interruption insurance policies, and not to each other, or each other's agents or employees, for any loss incurred as a result of damage to property or interruption of business.

    B.    Indemnity

          (i) Tenant hereby agrees to indemnify and hold Landlord harmless from and against any cost, damage, claim, liability or expense (including reasonable attorney's fees) incurred by or claimed against Landlord, directly or indirectly, that is occasioned by or results from any default by Tenant hereunder or any negligent act on the part of Tenant, or as a result of or in any way arising from Tenant's use and occupancy of the Premises or in any other manner which relates to the business of Tenant; provided, however, that the foregoing indemnity shall not apply with respect to any claim which arises in whole or in part out of the negligence or willful misconduct of Landlord, its agents, employees or contractors. In such event, Landlord shall be required to mitigate damages. Any such cost, damage, claim, liability or expense incurred by Landlord for which Tenant is obligated to reimburse Landlord shall be deemed additional rent due and payable in accordance with Section 18.D hereof. It is expressly understood and agreed that Tenant's liability under this Lease extends to the acts and omissions of any subtenant and any agent, employee or contractor.

          (ii) Landlord shall protect, defend, indemnify and hold Tenant harmless from and against all claims for loss of life or injury to person or property arising from or out of any occurrence in the Building (other than the Premises) unless caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

15. Rules and Regulations; Compliance with Laws

    A. Tenant shall at all times abide by and observe the rules and regulations attached hereto as Exhibit D. In addition, Tenant shall abide by and observe such other reasonable rules and regulations as may be promulgated from time to time by Landlord, with a copy sent to Tenant, for the operation and maintenance of the Building; provided, however, that the same shall be in conformity with common practice and usage in similar buildings and shall not be inconsistent with the provisions of this Lease. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, contractors, invitees, licensees, customers, clients, family members or guests. If there is any inconsistency between this Lease and any current or future rules and regulations, this Lease shall govern. Notwithstanding the foregoing, Landlord agrees to protect and defend Tenant's right of quiet enjoyment as covenanted in Section 21.A. Landlord agrees that any and all changes in rules and regulations shall also be made to apply to any other Tenant.

          B. Subject to Paragraph 5 of Exhibit B and except as set forth herein, Landlord shall comply with all present and future laws and regulations applicable to the structure and operation of the Building, including, without limitation, any laws or regulations, now or hereafter enacted or promulgated by governmental authorities, applying to life safety systems, handicapped access and the removal of asbestos or hazardous or toxic waste or materials (other than hazardous or toxic waste or materials the presence of which is attributable to Tenant). Tenant at its expense shall comply with all present and future laws and regulations applicable to Tenant's use of the Premises as a school or university.

16. Damage; Condemnation

    A.    Damage to the Premises

          If the Premises shall be partially damaged by fire or other casualty, this Lease shall not be terminated and Landlord shall, after such damage occurs, repair such damage, at the expense of Landlord (taking into account unavoidable delays caused by strikes, acts of God, lockouts, labor difficulties, riots, explosions, sabotage, mechanical breakdowns, accidents, governmental restrictions, enemy action, civil commotion or any other cause or reason whatsoever beyond the reasonable control of Landlord, which conditions shall not include the failure or inability to pay money); provided, however, that if the Premises or the 903 Building is damaged by fire or other casualty to such extent that the damage cannot be fully repaired within one hundred eighty (180) days from the date the damage occurs, Landlord or Tenant, upon written notice one to the other, shall have the option to terminate this Lease, and the Term shall terminate ten (10) days after such notice is given, in which event the Rent shall be apportioned and paid to the date of such damage.
During the period that Tenant is deprived of the use of the damaged portion of the Premises, Tenant shall be required to pay Rent (as set forth in Section 3) covering only that part of the Premises that Tenant is able to occupy.

    B.    Condemnation

          If the whole or a substantial part (as hereinafter defined) of the Premises (or use or occupancy of the Premises) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, then the terms of this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority. If less than a substantial part of the Premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, the Rent shall be equitably adjusted (on the basis of the number of square feet before and after such event) on the date when title vests in such governmental or quasi-governmental authority and the Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) and hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as damage as a result of any governmental or quasi-governmental taking for condemnation or for the value of any unexpired Term of the Lease; provided, however, that Tenant may claim an award for lost profits, moving expenses and the value of its leasehold improvements. For purposes of this Section 16.B, a substantial part of the Premises shall be considered to have been taken if more than fifty percent (50%) of the Premises are unusable by Tenant as a direct result of such taking. If between thirty percent (30%) and fifty percent (50%) of the Premises are unusable by Tenant as a direct result of such taking, then Tenant shall have the election to stay or move, such election to be exercised by written notice given by Tenant to Landlord as soon as practicable after the final and binding award is rendered. Upon gaining knowledge of any condemnation proceeding under this Section, Landlord shall give written notice of such proceeding to Tenant.

17. Bankruptcy

    A.    Events of Bankruptcy

          The following shall be "Events of Bankruptcy" under this Lease:

          (i) Tenant's becoming insolvent, as that term is defined in Title 11 of the United States Code, entitled Bankruptcy, 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), or under the insolvency laws of any State, District, Commonwealth or Territory of the United States (the "Insolvency Laws");

          (ii) The appointment of a receiver or custodian for all or a substantial portion of Tenant's property or assets, or the institution of a foreclosure action upon all or a substantial portion of Tenant's real or personal property;

          (iii)The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

          (iv) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, that is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is later; or

          (v) Tenant's making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

    B.    Landlord's Remedies

          (i)  Termination of Lease

               Upon the occurrence of an Event of Bankruptcy, Landlord shall have the right to terminate this Lease by giving written notice to Tenant, whereupon Tenant shall be immediately obligated to quit the Premises within five (5) days of receipt of written notice pursuant to this Section 17.B.(i). Any other notice to quit, or notices of Landlord's intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all Rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and any other monetary damages or loss of reserved Rent sustained by Landlord; provided, however, and notwithstanding the foregoing or the further remedies set forth in this Section 17.B, Landlord shall not have the right to terminate this Lease while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or Tenant's trustee in bankruptcy is unable to comply with the provisions of Section 17.B.(v), (vi) and (vii) below.

          (ii) Suit for Possession

               Upon termination of this Lease pursuant to Section 17.B.(i), Landlord may proceed to recover possession under and by virtue of the provisions of the laws of the Commonwealth of Virginia.

          (iii) Reletting of Premises

               Upon termination of this Lease pursuant to Section 17.B.(i), Landlord shall have the option to relet the Premises for such Rent and upon such terms as are not unreasonable under the circumstances and, if the full rental reserved under this Lease (and any of the reasonable costs, reasonable expenses or direct and actual damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all direct and actual damages sustained by Landlord, including, without limitation, deficiency in rent, reasonable attorneys' fees, brokerage fees and expenses of placing the Premises in rentable condition. Landlord, in putting the Premises in such condition or preparing the same for re-rental may, at Landlord's option, make such reasonable alterations, repairs, or replacements in the Premises as Landlord, in its reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall be required to mitigate damages.

          (iv) Acceleration of Payments. If Tenant fails to pay any monthly installment of Rent within twenty (20) days after such Rent is due three (3) consecutive times or three (3) times in a period of six (6) consecutive months, then Landlord, by written notice to Tenant, may declare the Rent reserved under this Lease for the next six (6) months [or at Landlord's option, fewer than six
(6) months] to be due and payable within thirty (30) days after such notice. Any Rent so accelerated shall be applied by Landlord to the Rent as it becomes otherwise payable hereunder.

          (v)  Monetary Damages

               Any damage or loss of Rent sustained by Landlord as a result of an Event of Bankruptcy may by recovered by Landlord, at Landlord's option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord's option, in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term) or in a single proceeding prior to either the time of reletting or the expiration of the Term, in which event Tenant agrees to pay Landlord the difference, if any, between the present value of the Rent reserved under this Lease on the date of breach, discounted at eight percent (8%) per annum, and the fair market value determined by the Bankruptcy Court, of the Lease on the date of breach. In the event Tenant becomes the subject debtor in a case under the bankruptcy Code, the provisions of this Section 17.B.(iv) may be limited by the limitations of damage provisions of the Bankruptcy Code.

          (vi) Assumption or Assignment by Trustee

               In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord's right to terminate this Lease pursuant to this Section 17 shall be subject to the rights of the Trustee in bankruptcy to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee: (A) cures, or provides adequate assurance that the Trustee will promptly cure, such default; (B) compensates, or provides adequate assurance that the Trustee will promptly compensate, a party other than Tenant for any actual pecuniary loss to Landlord resulting from such default; and (C) provides adequate assurance of future performance (as hereinafter defined) under this Lease.

        (vii)  Adequate Assurance of Future Performance

               Landlord and Tenant hereby agree in advance that the phrase "adequate assurance of future performance", as used in this Section 17.B., shall mean that all of the following minimum criteria must be met: (A) the Trustee must agree that Tenant's business shall be conducted in a first class manner, and that no liquidation sales, auctions, or other non-first class business operations shall be conducted on the Premises; (B) the Trustee must agree that the use of the Premises as stated in this Lease will remain unchanged; and (C) the Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Building.

       (viii)  Failure to Provide Adequate Assurance

               In the event Tenant is unable: (A) to cure its defaults, (B) to reimburse Landlord for its monetary damages, (C) to pay when due the Rent due under this Lease, or (D) to meet the criteria and obligations imposed by
Section 17.B.(vi) above, then Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 17.B.(i) above.

          (ix) Notwithstanding the foregoing, Tenant's rights under the Federal Bankruptcy Code, as amended, or any other name under which it shall be known, shall not be prejudiced.


18.  Default

    A.    Tenant's Events of Default

          The following shall be "Events of Default" under this Lease:

          (i) If Tenant shall fail to make timely any payment required under this Lease and such failure continues for a period of ten (10) days after Landlord's written notice thereof to Tenant; or

          (ii) If Tenant shall violate or fail to perform any of the other terms, conditions, covenants or agreements herein made by Tenant, and such violation or failure continues for a period of thirty (30) days after Landlord's written notice thereof to Tenant. Notwithstanding anything to the contrary contained in subparagraph (ii) of the immediately preceding sentence, Tenant shall not be in default under such subparagraph if the default thereunder is of such a nature that it cannot be cured within the thirty (30) day period provided for therein so long as Tenant shall commence to cure such default within such thirty (30) day period and shall thereafter diligently and continuously prosecute the curing of such default.

    B.    Landlord's Remedies

          Should any Event of Default occur under this Lease, Landlord may pursue any or all of the following remedies:

          (i)  Termination of Lease

               Landlord may terminate this Lease, by giving written notice of such termination to Tenant, whereupon this Lease shall automatically cease and terminate and Tenant shall be immediately obligated to quit the Premises. Any other notice to quit or notice of Landlord's intention to re-enter the Premises is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice; provided, however, that Landlord shall (a) have the right to recover from Tenant all Rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and (b) act in a commercially reasonable manner to mitigate its damages;

          (ii) Suit for Possession

               Upon termination of this Lease pursuant to Section 18.B.(i), Landlord may proceed to recover possession of the Premises under and by virtue of the provisions of the laws of the Commonwealth of Virginia;

          (iii) Reletting of Premises

               Should this Lease be terminated by reason of Tenant's default as hereinabove provided, Landlord shall have the option to relet the Premises for such Rent and upon such terms as are commercially reasonable, and, if the full rental reserved under this Lease (and any of the reasonable costs, reasonable expenses or direct and actual damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all direct and actual damages sustained by Landlord, including, without limitation, deficiency in rent, reasonable attorneys' fees, reasonable brokerage fees and reasonable expenses of placing the Premises in rentable condition. Landlord shall be required to mitigate damages. Landlord, in preparing the Premises for re-rental may, at Landlord's option, make such alterations, repairs or replacements in the Premises as Landlord, in its reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such alterations, repairs or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid;

          (iv) Acceleration of Payments

               [INTENTIONALLY DELETED.]

          (v)  Monetary Damages

               Any actual and direct damage or loss of Rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord's option in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term) or in a single proceeding prior to either the time of reletting or the expiration of the Term; or

          (vi) Cumulative Remedies

               Mention in this Lease of any particular remedy shall not preclude Landlord or Tenant from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Tenant does not waive any rights it may have under this Lease.

    C.    Waiver

          If, under the provisions hereof, Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained nor of any of Landlord's rights hereunder except as specifically compromised and settled. No waiver by either party of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of Rent payable hereunder shall be deemed to be other than on account of the earliest payable Rent, nor shall any endorsement or statement on any check or letter accompanying a check for payment of Rent deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

    D.    Right of Landlord to Cure Tenant's Default

          If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord, following such notice and opportunity to cure as is required by Section 18.A, may, but shall not be required to, make such payment or do such act, and charge the amount of the expense thereof, if made or done by Landlord, with interest thereon at the rate per annum that is two percent (2%) greater than the "prime rate" then in effect at Citibank, N.A., New York, New York (the "Penalty Rate"), from the date paid by Landlord to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by applicable law. Such payment and interest shall constitute additional rent hereunder due and payable with the next monthly installment of Rent.

    E.    Late Payment

          If Tenant fails to pay an installment of Rent and/or additional rent on or before the tenth (10th) day of the calendar month in which such installment becomes due and payable, Tenant shall pay to Landlord a late charge of four percent (4%) of the amount of such installment. Such late charge shall constitute additional rent hereunder due and payable with the next monthly installment of rent due.

19. Holding Over

    In the event that Tenant shall not immediately surrender the Premises on the Lease Expiration Date, Tenant shall, by virtue of the provisions hereof, become a tenant by the month. In such event unless Landlord has given its written consent to a monthly tenancy Tenant shall be required to pay one hundred fifty percent (150%) of the Basic Rent required under Section 3.A(i) hereof, together with all additional rent in effect during the last month of the Term. Such monthly tenancy shall commence with the first day next after the expiration of the Term. Except as otherwise provided above with respect to the payment of rent, Tenant shall, as a monthly tenant, be subject to all of the terms, conditions, covenants and agreements of this Lease, Tenant shall give Landlord at least thirty (30) day's written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days' written notice to quit the Premises; provided, however, that if Tenant is in default hereunder, Tenant shall not be entitled to any notice to quit, the usual thirty (30) day's notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Section 19, in the event that Tenant shall hold over after the expiration of the Term, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the Term, then at any time prior to Landlord's acceptance of Rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may forthwith re-enter and take possession of the Premises by any legal process available in the Commonwealth of Virginia.

20. Security Deposit

    Landlord hereby acknowledge the prior receipt from Tenant of the sum of Eighteen Thousand Four Hundred Forty and Twenty-Six Hundredths Dollars ($18,440.26) as a security deposit. The security deposit shall bear interest from the Lease Commencement Date until returned to Tenant pursuant to this
Section 20 at the passbook savings rate and shall be considered as security for the payment and performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements under the Lease. If Tenant is not in default under the terms hereof, beginning in the thirty-seventh (37th) month of the Term, at Tenant's sole discretion, Tenant may apply such security deposit plus accrued interest to Tenant's rental obligations as set forth in Section 3 less such portion thereof as Landlord shall have retained to make good any default by Tenant with respect to any of Tenant's aforesaid obligations, covenants, conditions or agreements. In the event of any default by Tenant hereunder during the Term, Landlord shall have the right, but shall not be obligated, to apply all or any portion of the security deposit plus any accrued interest to cure such default, in which event Tenant shall be obligated promptly after written notice to deposit with Landlord the amount necessary to restore the security deposit to the amount held by Landlord immediately prior to such advance by Landlord. In event of the sale or transfer of Landlord's interest in the Building, Landlord shall have the right to transfer the security deposit to the purchaser or transferee, in which event Tenant shall look only to the new landlord for the return of the security deposit and Landlord shall thereupon be released from all liability to Tenant for the return of such security deposit.

21. Covenants of Landlord

    A.    Quiet Enjoyment

          Landlord covenants that it has the right to make this Lease for the Term aforesaid, and that if Tenant shall pay the Rent and perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the Term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of Section 21.B. Landlord recognizes that Tenant's business is dependent on the absence of intrusive noise, and Landlord agrees to make every reasonable effort to preserve quiet in the Premises. Specifically, Landlord agrees not to permit the installation of noisy equipment in any space contiguous to the Premises that Landlord leases in the future.

    B.    Reservation

          Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to erect, use and maintain pipes and conduits in and through the plenum of the Premises, and (ii) to grant to anyone the exclusive right to conduct any particular business or undertaking in the 903 Building that is in keeping with a first class office building in Arlington, Virginia. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant's use or occupancy of the Premises. In the event of any sale or transfer by the then Landlord hereunder of the Building, the landlord whose interest is sold or transferred shall be and hereby is completely released and forever discharged from and in respect of all covenants, obligations and liabilities as landlord hereunder accruing after the date of such sale or transfer; provided, however, that as conditions precedent to such release or discharge, (i) Landlord, prior to the consummation of any sale or transfer, shall have given actual notice of the existence or this Lease, as then amended, to such purchaser or transferee, and shall deliver a copy of the Lease, as then amended, to such purchaser or transferee, (ii) and such purchaser or transferee shall assume Landlord's obligations under this Lease in writing. Landlord hereby agrees to indemnify and hold Tenant harmless from and against any cost, damage, claim, liability or expense (including reasonable attorney's fees) incurred by or claimed against Tenant, directly or indirectly, that is occasioned by or results from any defaults by Landlord in giving such notice. This Lease shall not be affected by any such sale or transfer, and the successor Landlord shall accept this Lease and be bound by its terms, and tenant agrees to attorn to such successor-landlord.

22. Parking

    Without additional cost, Tenant shall have the right to use ninety (90) parking spaces in the Garage throughout the Term and any Extension Term. During the Term and the Extension Term,

Landlord shall not reduce the total number of parking spaces available in the Garage.

23. Miscellaneous

    A.    No Representations by Landlord

          Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. Subject to Section 7, Tenant will accept occupancy of the Premises entirely "As Is" except as provided in Exhibit B.

    B.    No Partnership

          Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.

    C.    Estoppel Certificate

          Tenant agrees, at any time and from time to time during the Term, upon not less than twenty (20) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing that shall contain substantially the following provisions: (i) a statement that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) a statement of the dates to which the Rent and any other charges hereunder have been paid by Tenant, (iii) a statement of whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which Tenant may have knowledge,
(iv) a statement of the address to which notices to Tenant should be sent, (v) a statement that Tenant accepts the Premises and the improvements therein, if true, and (vi) such other statements pertaining to the status of the Lease as Landlord, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or the Land or of Landlord's interest in either and/or any prospective assignee of any such mortgagee, may reasonably request. Any such statement delivered pursuant hereto, may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or the Land or of Landlord's interest in either, or any prospective assignee of any such mortgagee.

    Landlord, within twenty (20) days after a request therefor, shall deliver to Tenant an estoppel certificate pertaining to the status of the Lease.

    D.    Days - Calendar Days

          Unless the context specifically provides to the contrary, any reference to days in this Lease refers to calendar days, including holidays and weekends.

    E.    Liability

          It is expressly understood and agreed that the liability of Landlord to Tenant under this Lease is restricted solely to the assets of the limited partnership that owns the Land and the Building and that the partners thereof shall have no personal liability under this Lease.

    F.    Notices

          All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor) or by certified or registered mail, return receipt requested, first class postage prepaid, (i) if to Landlord at GLM - Highland Building Limited Partnership, Suite 705, 2600 Virginia Ave., NW, Washington, D.C. 20037, and (ii) if to Tenant, at 903 South Highland Street, Arlington, Virginia 22204 Attn: Mr. Ron
K. Bailey, unless notice of change of address is given pursuant to the provisions of this Section 23.F. If notice is served by mail, notice shall be deemed duly served on the date stamped on the receipt.

    G.    Invalidity of Particular Provisions

          If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

    H.    Gender and Number

          Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

    I.    Benefit and Burden

          The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns. Landlord may freely and fully assign its interest hereunder.

    J.    Subordination

          (i) This Lease is subject and subordinate to the lien of all and any mortgages (which term "mortgages" shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) that may now or hereafter encumber or otherwise affect the Land and Building of which the Premises form a part, or Landlord's leasehold interest therein, and to all and any renewals, extensions, modifications, recasting or refinancing thereof. Tenant agrees that in the event that any proceedings are brought for the foreclosure of any such mortgages, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser, and shall recognize such purchaser as the landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, that may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed. Further, any purchaser, assignee, and mortgagee shall be required to recognize this Lease.

          (ii) Notwithstanding anything to the contrary set forth in the preceding paragraph, this Lease shall not be subordinate to any ground or underlying lease or to the lien of any mortgage, deed of trust or other encumbrance (each, a "Mortgage") until and unless the parties to such Mortgage acknowledge in writing that Tenant's interest in the Premises and its rights under this Lease shall not be disturbed so long as Tenant is not in default under this Lease. Landlord shall keep each such Mortgage in full force and effect and shall not permit any default thereunder. Tenant's obligation to pay Rent under this Lease is conditioned upon Landlord obtaining a nondisturbance agreement in form and substance reasonably satisfactory to Tenant (a "Nondisturbance Agreement") from the parties to any Mortgages in existence prior to the Lease Commencement Date. Landlord shall use reasonable commercial efforts to obtain, (i) prior to the time this Lease is executed, a Nondisturbance Agreement from any lender whose interest is secured by a Mortgage as of the date this Lease is executed, and (ii) a Nondisturbance Agreement from any future lender whose interest is secured by a Mortgage on the Building.

    K.    Entire Agreement

          This Lease, together with Exhibits A through D attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements between the parties, oral or otherwise, not contained in this Lease and the Exhibits, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

    L.    Common Areas

          Tenant, its agents, employees, contractors and invitees shall have the right to use the common areas of the Building in common with other tenants of the Building and their agents, employees, contractors and invitees.

    M. Leasing Commission. Landlord and Tenant each represents and warrants to the other that, except for The Fred Ezra Company ("Ezra"), neither of them has employed any broker in carrying on the negotiations relative to this Lease or otherwise in connection with this Lease. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claim or claims for brokerage or other commission arising from such party having employed a broker (other than Ezra) contrary to its representation in this
Section 23.M. Landlord recognizes that FE is entitled to the payment of a commission for services rendered in the negotiation and obtaining of this Lease, and Landlord has agreed to pay such commission pursuant to a separate agreement.

24. Consent of Landlord

    Whenever in this Lease Landlord's consent is a prerequisite of an action by Tenant, such consent shall not be unreasonably withheld or delayed.

25. Choice of Law

    This Lease shall be construed, interpreted and determined in accordance with the laws of the Commonwealth of Virginia.

26. Options to Extend

    A.    Extension Terms; Rent per Square Foot

          (i) Tenant shall have the option to extend the Term for two (2) additional consecutive periods of five (5) years each (the "Extension Terms") commencing immediately following the expiration of the initial Term and (with respect to the second Extension Option) immediately following the expiration of the initial five-year Extension Term, at the Rent per Square Foot for the Premises set forth herein. (Each of the options referred to in the preceding sentence shall be referred to hereafter as an "Extension Option".) The Rent per Square Foot for both Extension Terms shall be ninety percent (90%) of the "Fair Market Rent per Square Foot" [as defined in subsection (ii) of this Section 26.A]. Commencing with the second Lease Year of each such Extension Term, the Rent per Square Foot shall be an amount equal to one hundred two percent (102%) of the Rent per Square Foot for the immediately preceding Lease Year

          (ii) The "Fair Market Rent per Square Foot" shall mean the prevailing fair market rental rate (including prevailing fair market tenant concessions being offered by landlords as of the commencement of the applicable Extension
Term) for leases of comparable size in buildings of similar age, quality and location as the Building and with tenants of comparable creditworthiness as Tenant ("Comparable Leases"). The Fair Market Rent per Square Foot shall be reduced to a net effective rent by adjusting such rent to reflect the value of any rent abatement, build-out allowances or other tenant concessions offered in connection with such rent. For a period of forty-five (45) days following Tenant's exercise of its renewal option, the parties shall attempt in good faith to agree on the Fair Market Rent per Square Foot. If the parties are unable to agree, the parties shall use the method for determining the Rent per Square Foot set forth in Section 26.B below.

          B. If the parties are unable to agree on the Fair Market Rent per Square Foot, the Fair Market Rent per Square Foot shall be determined as set forth in this Section 26.B, provided, however, that in no event shall the Fair Market Rent per Square Foot payable during the first Lease Year of the first or second Extension Term be less than one hundred two percent (102%) of the Rent per Square Foot payable during the last Lease Year of the original Term or the first Extension Term, respectively. Within ten (10) days after expiration of the 45-day negotiating period described in Section 26.A(ii) above, each party will designate a licensed real estate broker with at least five (5) years' experience in commercial office building leasing in Arlington, Virginia (an "Appraiser" or the "Appraisers"). The two (2) Appraisers shall together select a third (3rd) Appraiser within five (5) days after their selection. Within twenty-five (25) days after all three (3) Appraisers have been chosen, each shall render his opinion as to the Fair Market Rent per Square Foot, using the definitions and criteria set forth in Section 26.A above. The disputed Fair Market Rent per Square Foot shall be the average of the amounts determined by all three (3) Appraisers. Notwithstanding the foregoing, if any of the three (3) appraisals is either ten percent (10%) greater or less than the average of the three (3) appraisals, then such appraisal shall be disregarded, and the disputed Fair Market Rent per Square Foot shall be the average of the two other appraisals. If two (2) of the appraisals are either ten percent (10%) greater or less than the average of the three (3) appraisals, then both of such appraisals shall be disregarded, and the remaining appraisal alone shall be used. If all three (3) of the appraisals are either ten percent (10%) greater or less than the average of the three (3) appraisals, then the average of the three appraisals shall be used. The parties shall share equally the cost of the three (3) appraisals.

          C. The Base Year for calculating Tenant's Proportionate Share of Operating Increases during the first Extension Term shall be the first Lease Year of the first Extension Term. The Base Year for calculating Tenant's Proportionate Share of Operating Increases during the second Extension Term shall be the first Lease Year of the second Extension Term.

          D. Tenant shall have the right to exercise each Extension Option provided (i) this Lease is in full force and effect and Tenant is not in default under any of the material terms of this Lease, and (ii) Tenant provides written notice to Landlord of Tenant's desire to exercise the Extension Option no later than twelve (12) months prior to the expiration of the initial Term or the first Extension Term, as the case may be. If Tenant elects to finalize its exercise of the Extension Option, Tenant shall provide written notice to Landlord of Tenant's desire to finalize the Extension Option within thirty (30) days after the Fair Market Rent per Square Foot has been determined pursuant to this Section 26. If Tenant does not give Landlord such notice within this 30-day period, Tenant's exercise of its renewal option shall be deemed withdrawn.

27. Landlord's Default

    If Landlord fails promptly and adequately to perform or observe any provision contained in this Lease on its part to be performed or observed (i) within ten (10) days after written notice in the case of a default in the payment of money, (ii) within fifteen (15) days after written notice in the case of a failure to provide services or to make repairs, and (iii) in all other cases within thirty (30) days after written notice of default, unless more than thirty (30) days shall be required because of the nature of the default, in which case if Landlord shall fail to proceed diligently to cure such default after notice, Landlord shall be responsible to Tenant for any and all actual damages sustained by tenant as a result of such failure. After the expiration of any grace period provided in the preceding sentence, Tenant, in addition to any other right it may have at law or in equity, shall have the right, but not the obligation, to cure any such default at Landlord's expense, and Landlord shall be obligated to reimburse Tenant on demand for all of Tenant's costs and expenses in connection therewith, including, but not limited to, all costs and reasonable attorneys' fees incurred to cure such default or breach of Lease. Notwithstanding the foregoing, Tenant shall only be entitled to offset against Rent any claim it might have for reimbursement under this
Section 27 if Tenant has received a judgment by a court of competent jurisdiction to this effect.



                       [Signatures appear on next page.]

          IN WITNESS WHEREOF, Landlord and Tenant have executed this lease under seal on the day and year first hereinabove written.


                                                   LANDLORD:
                                                   ---------

                                                   GLM-HIGHLAND BUILDING LIMITED
                                                   PARTNERSHIP

                                                   By: GLM Development
                                                       Corporation,
                                                       General Partner

ATTEST:
/s/ DONNA J. WESTLUND                              By: /s/ WILLIAM A. DIETCH
- -----------------------                               ----------------------
  [Corporate Seal]                                     William A. Dietch
                                                       Vice President


ATTEST:                                            TENANT:
                                                   ------

                                                   STRAYER COLLEGE, INC.



/S/ GLENDA S. HARDISON                             By: /s/ RONALD K. BAILEY
- ------------------------                               --------------------
                                                       Ronald K. Bailey,
                                                       President
[Corporate Seal]